PRESS RELEASE
PLANTRONICS INITIATES QUARTERLY CASH DIVIDEND

FOR INFORMATION, CONTACT: Debbie Peterson Investor Relations Manager (831) 458-7533	FOR IMMEDIATE RELEASE July 20, 2004

SANTA CRUZ, CA – July 20, 2004 –
Plantronics, Inc. (NYSE:PLT) today announced that its Board of Directors has initiated a dividend policy and declared the Company’s first quarterly cash dividend of $0.05 per share of common stock. The plan approved by the Board anticipates a total annual dividend of $0.20 per common share. The actual declaration of future dividends, and the establishment of record and payment dates, is subject to final determination by the Audit Committee of the Board of Directors of Plantronics each quarter after its review of the company’s financial performance.

The company’s first cash dividend is payable to stockholders of record on August 13, 2004 and will be paid on September 10, 2004.

“We are committed to enhancing shareholder value and believe that returning some of the cash flow generated by the business to our shareholders through a dividend is consistent with that goal,” said Ken Kannappan, President and Chief Executive Officer. “Plantronics’ strong financial position, continued cash generation and the absence of any long term debt provides us with the flexibility to initiate a dividend program while continuing to invest in growing our business.”

“Finally, we remain committed to our share repurchase programs, under which we have bought back 6.6 million shares since FY02 at times and prices that the Board believed would be strongly accretive to earnings per share. We view share repurchase programs as part of our continuing strategy for best deploying cash excess to our growth needs, but also recognize that opportunities can be sporadic. A regular quarterly dividend program provides a way of returning some cash directly to our shareholders on a consistent basis,” Kannappan concluded.

SAFE HARBOR

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements relate to our anticipated total annual dividend of $0.20 per common share. There can be no assurance that future dividends will be declared. The actual declaration of future dividends, and the establishment of record and payment dates, is subject to final determination by the Audit Committee of the Board of Directors of Plantronics each quarter after its review of the company’s financial performance. These forward-looking statements involve a number of risks and uncertainties, and are based on current expectations, forecasts and assumptions. In particular, our declaration of future dividends is subject to various risks, including: deterioration of our financial condition, inability to declare a dividend in compliance with applicable laws, the business judgment of the Board of Directors or the Audit Committee that a declaration of a dividend is not in the company’s best interests. For more information concerning these and other possible risks, please refer to the Company's Form 10-K filed on May 26, 2004, filings on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

About Plantronics
Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 4,000 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide. Plantronics headsets are also used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic "One small step for man" transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 18 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the Company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

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Plantronics, and Plantronics and the logo design combined, are trademarks or registered trademarks of Plantronics Inc. All other products or service names mentioned herein are trademarks of their respective owners.
PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802 831-426-6060 / Fax 831-426-6098